FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

PHOTRONICS ANNOUNCES JOINT VENTURE IN TAIWAN
WITH DAI NIPPON PRINTING

Creates Largest Domestic Merchant Supplier of Leading-Edge Photomasks in Taiwan

“Photronics DNP Mask Corporation” Combines DNP’s Logic Photomask Technology and PSMC’s Memory Photomask Technology and Operating Scale

BROOKFIELD, Connecticut November 20, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced an agreement with Dai Nippon Printing Co., Ltd. (DNP) (7912:Tokyo Stock Exchange) to merge Photronics Semiconductor Mask Corporation (PSMC), a majority owned subsidiary of Photronics, with DNP Photomask Technology Taiwan Co., Ltd. (DPTT), a wholly owned subsidiary of DNP, to form a joint venture focused on serving semiconductor manufacturers in Taiwan. Photronics and DNP will own 50.01% and 49.99% of the joint venture, respectively, and its financial statements will be included in the consolidated financial statements of Photronics, Inc. The joint venture is subject to regulatory approvals and customary closing conditions and the non-cash transaction is expected to be finalized during the first half of Photronics’ Fiscal Year 2014.

     The joint venture will leverage DNP’s leading technology processes in logic photomasks and PSMC’s advanced technology processes in memory photomask manufacturing and operating scale. It will operate under the name Photronics DNP Mask Corporation (PDMC) and current PSMC President, Dr. Frank Lee, is expected to be named General Manager of the joint venture.

     Constantine (“Deno”) Macricostas, Photronics' chairman and chief executive officer commented, “This combination of strengths in logic and memory photomask technology, leveraged by our highly efficient operating model and investment strategy, will provide a superior long-term capability for our customers in the region. In fact, this combination of resources and capability creates the largest domestic supplier of leading edge photomasks in Taiwan with the scale to address 14 nm and beyond technology.”

     Peter Kirlin, Photronics’ President remarked, “We are excited to partner with DNP in bringing high-end technology and equipment with scale and efficiency to Taiwan. This is a milestone achievement for Photronics given that Taiwan is a major hub of semiconductor manufacturing and an integral part of our worldwide growth strategy.”

     Koichi Takanami, Executive Vice President, Dai Nippon Printing Co., Ltd. stated, “Both DNP and Photronics are global top players in the outsourcing market of photomasks, key devices for manufacturing semiconductors. Considering the strategic importance of the Taiwanese market for both companies, we have made a decision to work in partnership with Photronics, the most suitable partner for the synergy creation by combining the complementary strength of both companies, and will enhance our competitive advantages and deliver high-quality products and services to our customers."

     A conference call with investors and the media to discuss the joint venture is scheduled for 8:30 a.m. Eastern time on Wednesday, November 20, 2013. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is 408-774-4601.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

About Dai Nippon Printing

DNP [Dai Nippon Printing Co., Ltd.] is a world-class comprehensive printing company with 1.446 trillion yen in annual revenues and approximately 40,000 employees. Based in Tokyo, Japan, DNP offers a broad range of products and services for publishing, commercial printing, smart cards, networking, and electronics components, among others. Its products in the electronics field include color filters and other components for LCDs, photomasks, and semiconductor-related components. In the photomask market DNP is a world leader, utilizing its time-honored printing techniques and know-how in the fabrication of cutting- edge photomasks.

Source PLAB-G

16-2013